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                                                                      EXHIBIT 99

                                                                        Contact:
                                                                Anthony P. Galli
                                                                  (609) 520-9100
NEWS RELEASE

FOR IMMEDIATE RELEASE
(WEDNESDAY, JULY 1, 1998)

          TOTAL RESEARCH COMPLETES SALE OF 1.0 MILLION SHARES OF STOCK
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                  TO INVESTOR GROUP, NAMES THREE NEW DIRECTORS
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     PRINCETON, NJ, JULY 1, 1998  Total Research Corporation (NASDAQ:TOTL)
announced today that it had completed a previously announced transaction in which an investor group known as Wellington Partners purchased 1.0 million shares of the Company's common stock for $2.25 per share and received an option to purchase an additional 250,000 shares for the same per-share price.

     The Company also announced the election of three members of the seven-person investor group to the Board of Directors: David Brodsky, who was also named Chairman of the Board, George L. Lindemann, and Howard L. Shecter. J. Edward Shrawder, a director since 1993, was elected Vice-Chairman. Messrs. Brodsky and Shecter will serve with Albert Angrisani on a four-person executive committee, the final member of which is expected to named shortly.

     As previously announced, Albert A. Angrisani was recently elected President and Chief Executive Officer of Total Research, succeeding Lorin Zissman, retiring founder of the Company who remains a Director and Chairman Emeritus.

     Terms of the transaction include an undertaking by the investor group to assist the Company for up to $25 million in debt or equity financing for acquisitions or other projects approved by the Board.

     "The addition of the new investor group will hopefully mark the beginning of a new phase of growth and profitability for Total Research following the successful turnaround that has been achieved over the last two years," said Mr. Angrisani. "In addition, our new Directors will provide significant business experience which we hope will enable the Company to become one of the leaders in the market research and information services industry."

     Mr. Brodsky, a private investor, heads the new investor group. The former Chairman of Superior Healthcare Group called the consummation of the transaction "a major step forward for an already successful marketing research firm that we believe is poised for even greater growth and profitability. I look forward to working closely with the senior management in my role as
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Chairman," he said, "to help Total Research expand the range of services it offers through both research and development and the potential acquisition of compatible business."

     Mr. Lindemann is Chairman of the Board of Southern Union Company (NYSE), a natural gas distribution company. Prior to that he was Chairman of Metro Mobile CTS, a large independent cellular telephone company.

     Mr. Shecter is a senior partner of Morgan, Lewis & Bockius, LLP, a 950-lawyer international law firm. He is Vice Chairman of the firm's 251-lawyer Business and Finance Section and has served as the firm's managing partner, as Chairman of its Executive Committee and as a member of the firm's Governing Board.

     The investor group also includes Mr. Eugene Goldberg, former President and Chairman of THC Systems, Inc., a privately-held distributor of china, flatware and related products; Mr. Donald Jacobson, former Chairman of People Care Inc., a private health care firm; Mr. Anthony M. Lamport, President of Lambda Fund Management, a private venture capital firm, and Mr. Alan Stuart, Chairman and President of A.L. Stuart & Company, Inc., a private merchant banking firm.

     Total Research Corporation specializes in the development and application of predictive marketing research and other advanced research technologies used to assist clients worldwide. The Company has its headquarters in Princeton, NJ, and other offices in London, Buenos Aires, Chicago, Minneapolis, Poughkeepsie, NY, and Tampa. The majority of its clients are among the 500 largest commercial and financial corporations in the U.S.

     This press release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ form those in forward-looking statements is contained in Total Research Corporation's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Total Research investor relations department.


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